Exhibit 4.1

DAIS ANALYTIC CORPORATION

10% Promissory Note

Issuance Date:	February 19, 2010

Principal Amount:	Six Hundred and Twenty Thousand Dollars ($620,000)

SUBJECT to receipt from Payee of the principal amount described below on or before February 15, 2010 DAIS ANALYTIC CORPORATION, a New York corporation (the “Maker”), hereby promises to pay to the order of RBC Capital Markets Corporation Custodian for Leonard Samuels IRA, a Minnesota corporation with an address of 510 Marquette Avenue, M09-Alternative Investments, Minneapolis, MN 55402(together with its successors, representatives, and permitted assigns, the “Holder”), in accordance with the terms hereinafter provided, the principal amount of SIX HUNDRED AND TWENTY THOUSAND DOLLARS ($620,000), together with interest thereon.

All payments under or pursuant to this Note shall be made in United States Dollars in immediately available funds to the Holder at the address of the Holder first set forth above or at such other place as the Holder may designate from time to time in writing to the Maker or by wire transfer of funds to the Holder’s account, as requested by the Holder. The outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in full on August 10, 2010 (the “Maturity Date” ) or at such earlier time as provided herein.

ARTICLE I PAYMENT

Section 1.1 Interest. Beginning on the latter of the date of this Note (the “Issuance Date”) or first day following receipt by Company of the principal amount, the outstanding principal balance of this Note shall bear interest at a rate per annum equal to ten percent (10%), payable on the Maturity Date. Interest shall be computed on the basis of a 360-day year simple interest basis, and shall accrue commencing on the latter of the Issuance Date or the first day following receipt by Company of the principal amount and shall be paid on the Maturity Date along with the principal.

Section 1.2 Payment of Principal; Prepayment. The Principal Amount hereof shall be paid in full on the earliest of (i) the Maturity Date, (ii) the due date of any mandatory prepayment as set forth herein, or (iii) upon acceleration of this Note in accordance with the terms hereof. Any amount of principal repaid hereunder may not be re-borrowed. The Maker may prepay all or any portion of the principal amount of this Note without premium or penalty.

Section 1.3 Seniority. The Note shall be unsecured, and shall be “pari passu” with all other existing notes. The Maker may not make any payments to any future Note holders at such time as an Event of Default under this Note exists.

Page 1 of 8	Confidential - Not for Disclosure

Section 1.4 Payment on Non-Business Days. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due on the next succeeding business day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

Section 1.5 Use of Proceeds. The Maker shall use the proceeds of this Note for general working capital, including inventory, additional people, an awareness program about the Company to the financial community, and to restructure or repay outstanding debt as it sees appropriate.

Section 1.6 Right of Participation.

(a) From the date hereof through the Maturity Date, upon any issuance by Maker for cash consideration of common stock, debentures, notes, evidences of indebtedness or any equity or debt security convertible into common stock (a “Subsequent Financing”), the Holder shall have the option to participate in such Subsequent Financing, up to the dollar amount as was invested by the Holder hereunder, on the same price, terms and conditions provided for in the Subsequent Financing, by investing additional funds on the terms of such Subsequent Financing. Notwithstanding the foregoing, in the event the Maker has paid any portion of this Note to Holder prior to such Subsequent Financing, such Holder’s participation in any Subsequent Financing shall be reduced by the dollar amount previously paid by Maker to Holder.

(b) At least five (5) Trading Days prior to the closing of the Subsequent Financing, the Maker shall deliver to the Holder a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask the Holder if Holder wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”), contingent upon Holder agreeing to a reasonable and typical non-disclosure agreement provided by the Maker if such information would constitute material non-public information. Upon the request of the Holder, and only upon a request by the Holder, for a Subsequent Financing Notice, the Maker shall promptly deliver a Subsequent Financing Notice to the Holder. The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised there under and the person or persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment.

(c) The Holder desiring to participate in such Subsequent Financing must provide written notice to the Maker by not later than 5:30 p.m. (New York City time) on the fifth (5th) Trading Day after receipt of the Pre-Notice that the Holder is willing to participate in the Subsequent Financing. If the Maker receives no such notice from Holder as of such fifth (5th) Trading Day, the Holder shall be deemed to have notified the Maker that it does not elect to participate.

Page 2 of 8	Confidential - Not for Disclosure

Section 1.7 Future Debt Financing. The Maker hereby agrees that it will not incur any additional debt exceeding $500,000, in the aggregate, during the term of this Note, provided however, the Holder may waive this provision at the Holder’s discretion.

ARTICLE II EVENTS OF DEFAULT; REMEDIES

Section 2.1 Events of Default. The occurrence of any of the following events shall be an “Event of Default” under this Note:

(a) any default in the payment of (1) the principal amount hereunder when due, or (2) interest on, or liquidated damages in respect of, this Note, within three (3) business days after the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise); or

(b) the Maker shall fail to observe or perform any other covenant or agreement contained in this Note, which failure is not cured, if possible to cure, within 60 calendar days after notice of such default sent by the Holder; or

(c) the Maker issues, assumes or permits to exist additional debt, excluding any debt existing on the date hereof, that is senior to in payment or security to this Note; or

(d) any material representation or warranty made by the Maker herein or otherwise to Holder shall prove to have been false or incorrect or breached in a material respect on the date as of which made; or

(e) the Maker shall (A) default in any payment of any amount or amounts of principal of or interest on any indebtedness (other than the indebtedness hereunder) the aggregate principal amount of which indebtedness is in excess of $50,000 or (B) default in the observance or performance of any other agreement or condition relating to any indebtedness, that, in the aggregate, exceeds $100,000, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such indebtedness to cause with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; provided, that, any default or event of default with respect to the indebtedness described on Schedule A hereto shall not be deemed an Event of Default hereunder unless or until any holder of such indebtedness shall have taken any legal action to enforce their rights under such indebtedness or any instruments granting the holders of such indebtedness security or other rights with respect thereto (including judicial or non judicial foreclosure or the filing of any suits to enforce or seek damages in respect of any such indebtedness and/or agreements); or

Page 3 of 8	Confidential - Not for Disclosure

(f) the Maker shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same, or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

(g) a proceeding or case shall be commenced in respect of the Maker, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Maker or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of thirty (30) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Maker or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Maker and shall continue undismissed, or unstayed and in effect for a period of thirty (30) days.

Section 2.2 Remedies Upon An Event of Default. If an Event of Default shall have occurred and continues, the Holder of this Note may after 60 calendar days notice from the Holder to the Maker (other than in the case of (e), (f) and (g) above, which shall require no such notice), at any time thereafter, at its option, declare the entire unpaid principal balance of this Note, together with all interest accrued hereon, due and payable, and thereupon, the same shall be accelerated and so due and payable, without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Maker. Upon an Event of Default, the Holder may proceed to exercise all rights and remedies at law or equity. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. This Note shall be deemed an unconditional obligation of Maker for the payment of money and, without limitation to

Page 4 of 8	Confidential - Not for Disclosure

any other remedies of Holder, may be enforced against Maker by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought. For purposes of such rule or statute, any other document or agreement to which Holder and Maker are parties or which Maker delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Maker’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

Section 2.3 Additional Remedy Upon Non-Payment. If this Note is not paid in full on or before August 10, 2010, the Holder shall be permitted, at its sole option and in addition to its other remedies hereunder, to convert the principal and interest outstanding under this Note into any debt, equity or equity-linked security issued by the Maker in connection with any capital-raising issuance after the date hereof and prior to the date this Note is paid in full on the terms and conditions of such offering, if any, it being understood that (i) nothing in this Section 2.3 shall be deemed to prohibit the Maker from prepaying the Note pursuant to Section 1.2 hereof and (ii) in connection with any such conversion, the security issued to the Holder shall contain customary 9.9% beneficial ownership limitations in form and substance satisfactory to the Holder.

ARTICLE III MISCELLANEOUS

Section 3.1 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, telecopy or facsimile (with confirmation of receipt) at the address or number set forth on the signature page hereto (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express overnight courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

Section 3.2 Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

Section 3.3 Headings. Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

Section 3.4 Binding Effect; Amendments. The obligations of the Maker and the Holder set forth herein shall be binding upon the successors and assigns of each such party. This

Page 5 of 8	Confidential - Not for Disclosure

Note may not be modified or amended in any manner except in writing executed by the Maker and the Holder.

Section 3.5 Consent to Jurisdiction. Each of the Maker and the Holder (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Note and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Maker and the Holder consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices hereunder and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

Section 3.6 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 3.7 Maker Waivers; Dispute Resolution. Except as otherwise specifically provided herein, the Maker and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands’ and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Maker liable for the payment of this Note.

(a) No delay or omission on the part of the Holder in exercising its rights under this Note, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of the Holder, nor shall any waiver by the Holder of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

(b) THE MAKER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION.

SIGNATURE PAGE TO FOLLOW

Page 6 of 8	Confidential - Not for Disclosure

IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed by its duly authorized officer as of the date first above indicated.

DAIS ANALYTIC CORPORATION

By:	/s/ Timothy N. Tangredi

Name:	Timothy N. Tangredi

Title:	President and Chief Executive Office

RBC CAPITAL MARKETS CORPORATION
CUSTODIAN FOR LEONARD SAMUELS IRA

By:	/s/ Maria Malark

Name:	Maria Malark

	SCHEDULE A
Debt type	Holder	Principal	Date of Note

Secured convertible	RP Capital	$100,000	01/21/08

Secured convertible	Mora, Bruce	$50,000	12/20/07

Secured convertible	Stone, Michael	$180,000	12/11/07

10% Promissory Note	Platinum-Montaur	$1,000,000	12/17/09

Life Sciences, LLC